Strongbridge Biopharma Announces Key Leadership Appointments to Support Next Stage of Growth

~  Richard S. Kollender Appointed to Chief Operating Officer ~

~  Robert Lutz Promoted to Chief Financial Officer ~

~ David Gill Appointed to Board of Directors ~

Dublin, Ireland and Trevose, Pa., August 13, 2019 – Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today announced key leadership changes, including the appointment of Richard S. Kollender, who previously served on the Company’s board of directors, to chief operating officer and the promotion of Robert Lutz from chief business officer to chief financial officer.  Brian Davis, the current chief financial officer, is leaving the Company to pursue other opportunities. Additionally, David Gill has been appointed to the board of directors and as chairman of the audit committee following Richard’s resignation from the Board. All management and board changes will become effective on September 3, 2019.

“Continuing to assemble an experienced, multi-talented executive leadership team is critical,  especially as we approach a number of transformational events that have the potential to drive growth for the Company,” said Matthew Pauls, president and chief executive officer. “Richard is a seasoned executive who has significant breadth, and depth, of operational, business and finance experience in the healthcare sector that will further strengthen our ability to build a successful rare disease company and create value.  Robert has been a key leader at Strongbridge and I am confident his experience in corporate finance, where he managed large global pharmaceutical businesses, will allow him to have an even greater impact in his new role. Additionally, David,  a veteran of the biopharmaceutical industry, brings expertise in finance, operations, and strategic transactions and is a welcomed addition to our Board.” Pauls added, “I would like to thank Brian for his contributions to Strongbridge. He has played a critical role in the construction of the Company, and we wish him well in his future endeavors.”

Richard has more than 25 years of experience in the healthcare industry. Since 2003, he has served as a Principal and Partner of Quaker Partners Management, LP, a healthcare investment firm.  In addition, from August 2016 through September 2018, he served as chief business officer and chief financial officer of Rapid Micro Biosystems, a Quaker Partners’ portfolio company, where he played a key role in the business expansion and adoption of the company’s Growth Direct™ System, and continues to serve on the board of directors. Previously, he held positions in sales, marketing and worldwide business development at GlaxoSmithKline (GSK) and served as investment manager at its corporate venture capital arm, S.R. One. Richard began his career as a certified public accountant initially with KPMG. Richard holds an M.B.A. and a certificate degree in the graduate program in health administration and policy from the University of Chicago and a B.A. in accounting from Franklin and Marshall College.

Robert has more than 25 years of global finance, business development and product management experience. Upon joining Strongbridge in October 2014, he led the Company’s business development efforts and played a key role in capital raising and the initial public offering. Prior to joining Strongbridge, Rob spent more than a decade at Shire Pharmaceuticals in key leadership positions with global responsibilities, including the management of ~$2B in revenue for Shire’s Specialty Pharmaceuticals division. Prior to joining Shire, after having started his career at Goldman Sachs, Mr. Lutz served in a variety of financial, strategic and executive positions at energy companies in Pennsylvania and Ohio. Mr. Lutz holds an M.B.A. from the Kellogg School of Management and a B.A. in economics and computer science from Amherst College.

David served as the president and chief financial officer of EndoChoice, a medical device company focused on gastrointestinal disease from April 2016, through the sale of the company to Boston Scientific in November 2016, and as chief financial officer from August 2014 to November 2016. Prior to EndoChoice, he served as the chief financial officer of INC Research (now known as Syneos Health), having also served as a board member and audit committee chairman prior to his role as chief financial officer. David also currently serves as chairman of the board of Melinta Therapeutics, and is on the board of directors at Evolus, Y-mAbs Therapeutics and Strata Skin Sciences. David holds a B.S. degree, cum laude, in accounting from Wake Forest University and an M.B.A. degree, with honors, from Emory University, and was formerly a certified public accountant.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV™ (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical facts, contained in this press release, are forward-looking statements, including statements related to Strongbridge’s strategy, plans and objectives of management for future operations. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such statement, including risks and uncertainties associated with clinical development and the regulatory approval process, the reproducibility of any reported results showing the benefits of RECORLEV, the adoption of RECORLEV by physicians, if approved, as treatment for any disease and the emergence of unexpected adverse events following regulatory approval and use of the product by patients.  Additional risks and uncertainties relating to Strongbridge and its business can be found under the heading “Risk Factors” in Strongbridge’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the SEC. These forward-looking statements are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. The forward-looking statements contained in this press release are made as of the date of this press release, and Strongbridge Biopharma does not assume any obligation to update any forward-looking statements except as required by applicable law.

Contacts:

Corporate and Investor Relations
Strongbridge Biopharma plc
Marcy Nanus
+1 610-263-2252
m.nanus@strongbridgebio.com

Media Relations
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com